EXHIBIT 99.1

Brandywine West, 1521 Concord Pike, Suite 301 Wilmington, DE 19803

N E W S  R E L E A S E

CONTACT: Elise A. Garofalo Director of Investor Relations 302-778-8227

      GrafTech Updates Earnings Estimates, Tax Planning Activities and Strategic Initiatives

Wilmington, DE–October 7, 2004–GrafTech International Ltd. (NYSE:GTI) today announced updates on strategic initiatives, tax planning activities and preliminary Q3 2004 and 2004 full year earnings estimates.

3rd Quarter Overview

o	Updates third quarter earnings guidance to $0.11 to $0.13 per share and 2004 annual guidance to $0.45 to $0.50 per share excluding the tax charge noted below and special items, mainly due to higher operating expenses for infrastructure growth for AET, global work processes, information systems and Sarbanes-Oxley compliance efforts in addition to continued high energy costs.

o	Increased the probability of future lower cash taxes by approving tax elections to accelerate the use of certain tax assets, resulting in an estimated $50 million non-cash tax charge.

o	Shipped over 55 thousand metric tons in the seasonally weak third quarter, 10% higher than in the 2003 third quarter.

o	Increased graphite electrode production capacity to an annual run rate of over 230,000 metric tons, three months ahead of schedule, a 50,000 metric ton increase from end of 2001. Commenced programs targeting 250,000 metric tons of graphite electrode capacity exiting 2005, including required capital expenditures.

o	Raised prices for standard size (melter) graphite electrodes used in large electric arc steel melting furnaces to $3,150 per metric ton, effective for new orders as of October 1, 2004; Increased specialty graphite prices globally between 5%-6.5%, effective for 2005 shipments.

o	Contracted for approximately 95% of 2005 needle coke requirements and locked in price on approximately 90% of that volume.

o	Received notice that Unocal intends to sell certain coke production assets at its Lemont, IL facility (90,000 MT) on or around December 31, 2004 and that the buyer does not intend to use the assets for needle coke production. This could result in a shortage of quality needle coke in the market place.

o	Received first Dell application approval; SpreaderShield™ product was approved for use in Dell’s new ultra lightweight laptop.

        Craig Shular, Chief Executive Officer of GTI, commented, “Our team is never pleased with higher costs; however, the investments in resources, global work processes and information technology systems are critical up front costs to enable us to deliver larger, more sustainable cash flow. Through these investments, we are building a stronger platform to achieve our vision of a 300,000 metric ton global graphite electrode network and to accelerate the commercialization of our advantaged technologies.”

Graphite Electrodes – Growth of Advantaged Production Platform

        In September 2004, GTI set a new graphite electrode production record from its six plants, reaching an annual production run rate of over 230,000 metric tons as part of GTI’s ongoing programs to grow marketshare. This is a 28% increase from approximately 180,000 metric tons of annual capacity at the end of 2001. GTI successfully completed, ahead of schedule, its productivity initiatives in Spain, making the Pamplona facility, at 55,000 metric tons of capacity annually, the largest in Europe and the second largest in the world, next to our Monterrey, Mexico facility (60,000 metric tons annually).

        Building on this success, GTI’s Board of Directors approved the implementation of programs that target annual graphite electrode capacity of at least 250,000 metric tons exiting 2005 from GTI’s advantaged production network. We have commenced these activities, and they will primarily impact GTI’s plants in S. Africa and France.

        These efforts, in addition to other previously announced productivity initiatives, will increase GTI’s capital expenditures to approximately $55-$60 million for the 2004 full year.

Coke Supply

        Unocal, a leading supplier of needle coke with operations in Lemont, Illinois and Seadrift, Texas, recently announced plans to sell certain coke production assets in Lemont on or around December 31, 2004 and that the buyer does not intend to use the assets for needle coke production. Unocal stated that, if this transaction is consummated, it will no longer produce needle coke in Lemont and would, therefore, plan to ramp up production of petroleum needle coke at the Seadrift facility. GTI believes the Lemont closure could result in a shortage of quality petroleum needle coke in the marketplace. GTI has purchased virtually no needle coke from Unocal over the last several years.

        GTI, the world’s largest purchaser of needle coke, buys the majority of its needle coke requirements under long-term supply arrangements. GTI has contracted for 95% of its 2005 needle coke volume and has locked in price on approximately 90% of that volume.

Electronic Thermal Management

        GTI’s electronic thermal management (ETM) SpreaderShield™ product continues to gain new approvals in demanding portable applications. SpreaderShield products were approved for two new ultra lightweight portable laptops for Dell and Samsung. Including these two new approvals, GTI has achieved 6 product approvals in ultra lightweight laptops.

        Electronic thermal management net sales were approximately $3 million in the 2004 third quarter as compared to a half million dollars in the 2003 third quarter. As previously disclosed, GTI is targeting approximately $12 million of net sales for ETM in 2004 as compared to $2 million in 2003.

        GTI has accelerated the hiring of various resources, including marketing, sales and product development personnel. GTI has a formal targeted hiring plan to grow the Advanced Energy Technology team from approximately 140 employees to close to 200 employees over the next 18 months. These resources will focus on the continued growth of the ETM business as GTI continues to leverage its successes to penetrate new customers and applications and identify new market opportunities.

Global Business Processes and Sarbanes-Oxley Compliance

        GTI continues to implement global business and work process transformations, including finance and accounting, procurement, order fulfillment, and corresponding enhancements in our internal control structure, including testing and remediation as required by Section 404 of the Sarbanes-Oxley Act. As previously disclosed, GTI is currently in the process of implementing an enterprise-wide information technology system. Implementation is being undertaken in phases and completion is planned by the end of 2005. During the 2004 third quarter, GTI completed implementation in France and Switzerland. During 2003 and the 2004 first half, implementation in Spain and the United States was completed. GTI also completed the implementations of global advanced planning and scheduling systems, global treasury and electronic banking systems and global shared service centers in Mexico and Canada. These events are changing how transactions are processed and the individuals or locations responsible for transaction processing. These programs are essential for supporting and accelerating our planned growth, both in electronic thermal management and other global businesses.

        The combined efforts of the transformation activities and Sarbanes-Oxley compliance are significant and have resulted in modifications to GTI’s implementation plans that have and will result in higher systems implementation costs of about $2-$3 million. These higher implementation costs occur primarily from the third quarter of 2004 through the first quarter of 2005. The aggregate incremental costs for internal and external services associated with Sarbanes-Oxley compliance efforts are expected to be approximately $4 million, higher than the previously disclosed estimate of up to $3 million.

Tax Planning

        To increase the probability of future lower cash taxes, GTI’s Board recently approved the implementation of a tax planning strategy that accelerates the utilization of certain tax assets.

        The strategy accelerates approximately $270 million of taxable income to the U.S. through a standard election (commonly referred to as “Check the Box”) that results in the utilization of approximately $60 million of tax assets, of which approximately $50 million are foreign tax credits.

        The accounting impact of this change in tax planning results in the recognition of non-cash current tax expense of an estimated $50 million in the 2004 third quarter.

Updated Outlook

        As a result of higher operating expenses for infrastructure growth for AET, global work processes, information systems and related Sarbanes-Oxley compliance, as well as continued high energy costs across all lines of business, GTI is adjusting its 2004 third quarter earnings estimate to a range of $0.11 to $0.13 per share, before restructuring charges, Other Income/Expense, net, EU antitrust fine reduction and the tax charge mentioned above. 2003 third quarter earnings per share, before such items, was $0.04 per share. Also, GTI now expects 2004 full year earnings before such items to be approximately $0.45 to $0.50 per share. This guidance excludes the future impact of 13.6 million shares underlying GTI’s contingent convertible debt which, as previously disclosed, would reduce 2004 diluted earnings per share guidance by approximately $0.04-$0.05 per share.

        Cash flow from operations improved from the 2004 second quarter, as net debt is expected to be approximately $620 million even after making $20 million of semi-annual interest payments, primarily related to our Senior Notes. GTI also completed approximately $5 million of asset sales during the quarter. Cash at the end of the 2004 third quarter was approximately $60 million.

        GTI plans to report full 2004 third quarter earnings and host an earnings call on October 28, 2004 at 11:00 a.m. EDT. The dial-in number is 800-240-6709 for domestic and 303-262-2190 for international. The conference call will be recorded and replay will be available for 72 hours following the call by dialing 800-405-2236 for domestic and 303-590-3000 for international, pass code 11011318#. If you are unable to listen to the call or replay, the call will be archived and available for replay within one day of the original broadcast on our website at www.graftech.com under the Investor Relations section.

        GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 60 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We are the leading manufacturer in all of our major product lines, with 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777.

NOTE ON FORWARD-LOOKING STATEMENTS: This release and any related discussions may contain forward-looking statements about such matters as: future production, prices and sales of and demand for various products; future operational and financial performance of various businesses; economic conditions; interest rate management activities; strategic and business plans; legal matters; consulting projects; potential actions regarding debt or equity securities; and future asset sales, costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. We have no duty to update these statements. Actual future events, results and conditions could differ materially due to various factors, including: the possibility that global or regional economic conditions or end market conditions for our products may not improve or may worsen; the possibility that anticipated electric arc furnace (EAF) steel production capacity additions may not occur or that further graphite electrode (GE) manufacturing capacity additions may occur; the possibility that changes in EAF steel production or GE manufacturing capacity may result in fluctuations in GE demand, prices or volumes; the possibility that quarterly or annual average GE prices may differ from current spot prices or that announced GE price increases may not be realized; the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in aluminum smelting; the possibility that anticipated aluminum smelting capacity additions using graphite cathodes may not occur or that increased production of cathodes by competitors may occur; the possibility that increased production of aluminum or stable production of cathodes by competitors may not result in stable or increased cathode demand, prices or volumes; the possibility of delays in or failure to achieve widespread commercialization of fuel cells which use our products or that fuel cell manufacturers may obtain those products from other sources; the possibility of delays in or failure to achieve successful development and commercialization of new or improved products; the possibility of delays in meeting or failure to meet contractual or other product development milestones or delays in expanding or failure to expand our manufacturing capacity to meet any growth in demand; the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others; unanticipated events or circumstances relating to antitrust investigations or antitrust or other lawsuits; the possibility that expected cost savings will not be fully realized or that anticipated asset sales may be delayed or may not occur or result in anticipated proceeds; the possibility that the anticipated benefits from organizational changes may be delayed or may not occur or that our provision for income taxes and effective income tax rate may fluctuate significantly; unanticipated events or circumstances relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties or related to labor relations; the possibility that financial information contained in this release can change upon final review or audit; the possibility that changes in market prices of our common stock or senior notes may affect our de-leveraging activities; changes in interest or currency exchange rates, in competitive conditions in raw material or energy supplies or costs or in inflation; the possibility of failure to satisfy conditions to, or of breach of terms of, our strategic alliances; the possibility of changes in government funding of, or the failure to satisfy eligibility conditions to, government grants; the possibility that changes in financial performance may affect our compliance with financial covenants or the availability of funds under our revolving credit facility; the possibility of interruptions in production at our facilities due to, among other things, critical equipment failure or interruption in major raw material or energy supplies; changes in tax laws and tax and fiscal policies; developments in the Middle East, the occurrence of terrorist acts and developments in the war on terrorism; and other risks and uncertainties, including those detailed in our filings with the SEC, as well as future decisions by us. Except as otherwise specifically noted, references to spot prices and cost savings are based on and subject to the factors, assumptions and limitations detailed in our filings with the SEC. This release does not constitute an offer to sell or a solicitation of an offer to buy any securities. References to street or analyst earnings estimates mean those published by First Call, a service of the Thomson Financial Network.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions, except per share data)
(Unaudited)

Net Income (Loss) and Earnings Per Share Reconciliation

	Three Months Ended Sept. 30, 2004 ESTIMATED	2004 Full Year ESTIMATED
Net Income (loss) [$(0.37)-($0.39) and $(0.03)-($0.08) per share, respectively]	$(37)-$(39)	$(3)-$(8)
Adjustments net of tax:
Restructuring and impairment	-	3
Reduction of EU antitrust fine	-	(11)
Q3 special tax expense	50	50

Income (loss) excluding adjustments [$0.11-$0.13 and $0.34-$0.39 per diluted share, respectively]	$11-$13	$34-$39

Other (Income) Expense, net, net of tax	$-	$13

Income (loss) excluding restructuring, impairment, reduction of EU antitrust fine, Q3 special tax expense and Other (Income) Expense, net [$0.11-$0.13 and $0.47-$0.52 per diluted share, respectively]	$11-$13	$47-$52
Less: Interest benefit from accelerated amortization of gains on interest rate swaps, net of tax	-	(2)

Income (loss) excluding restructuring, impairment, reduction of
EU antitrust fine, Q3 special tax expense, Other (Income)
Expense, net and interest benefit from accelerated
amortization of gains from interest rate swaps
[$0.11-$0.13 and $0.45-$0.50 per diluted share,
respectively]	$11-$13	$45-$50

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions, except per share data)
(Unaudited)

Net Income (Loss) and Earnings Per Share Reconciliation

Three Months Ended September 30, 2003
Net income (loss) [$0.09 per diluted share]	$6
Adjustments:
Restructuring and impairment, net of tax	-
Gain on sale of discontinued operations	-
Tax settlement adjustment	-
Income (loss) excluding adjustments [$0.09 per diluted share, respectively]	$6

Plus: Other (Income) Expense, net, net of tax	1

Income (loss) excluding restructuring, impairment, gain on sale of discontinued operations, tax settlement adjustment and Other (Income) Expense, net [$0.10 per diluted share]	$7
Less: Interest benefit from accelerated amortization of gains on interest rate swaps, net of tax	(2)

Less: Cumulative benefit due to reduction in tax rate for 1Q03 and 2Q03 to 35%	(2)

Income (loss) excluding restructuring, impairment, gain on sale of discontinued operations, tax settlement adjustment, Other (Income) Expense, net and cumulative benefit related to reduction in tax rate [$0.04 per diluted share]	$3

        NOTE ON RECONCILIATION OF EARNINGS DATA AND EARNINGS GUIDANCE DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GTI calculates according to the schedule above, using estimated GAAP amounts or actual GAAP amounts from the Consolidated Financial Statements. GTI believes that the excluded items are not primarily related to core operational activities. GTI believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GTI’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

        NOTE ON RECONCILIATION OF EARNINGS AND NET DEBT GUIDANCE DATA: Earnings and net debt guidance is provided on a GAAP basis assuming that interest rates for the 2004 second half are approximately 25 basis points higher than 6-month LIBOR in June 2004, assuming no change in currency exchange rates and excluding other (income) expense, net. GTI does not forecast changes currency exchange rates. Changes in these rates can affect such items as net sales and cost of sales (in each case as translated into dollars) and other (income) expense, net, due to translation of currency gains and losses on intercompany loans or mark-to-market adjustments on interest rate swaps and caps. GTI may record restructuring charges of about $6 million, before tax, over the next 12 months; however, it cannot forecast the amount for any specific quarter or year. To the extent that an item, that would be excluded, has been recorded in a prior period and that prior period is included in a forecast period, the recorded item is reflected for the entire forecast period at the same amount at which it was recorded in the prior period. In addition, earnings and net debt guidance is subject to the risks and uncertainties described under the Note on Forward-Looking Statements.

Earnings outlook for 2004 is based upon 98.2 million weighted average shares outstanding for the 2004 full year and 98.8 million weighted average shares outstanding for the 2004 third quarter. These shares are estimated based on 2004 second quarter diluted weighted average shares outstanding. GTI does not forecast the future impact of any additional stock options or other stock-based compensation or of convertible senior debentures on shares outstanding for the periods forecasted, which may increase due to grant, exercise or conversion or due to changes in share price or accounting principles.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

Net Debt Reconciliation

Sept- 04 ESTIMATED
Long-term debt	$680
Short-term debt	2

Total debt	$682
Less:
Fair value adjustments for hedge instruments	--
Unamortized bond premium	2
Cash	60

Net debt	$620

NOTE ON RECONCILIATION OF NET DEBT GUIDANCE DATA: Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above, using estimated GAAP amounts. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. GTI does not forecast the fair value adjustment for hedging instruments. GTI believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness. Management believes net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior-secured bank credit facilities.